EXHIBIT 23.1

Consent of Independent Auditors

The Board of Directors
Kennedy-Wilson Holdings, Inc.

We consent to the incorporation by reference in the registration statements (No. 333-174742, No. 333-175002, No. 333-175559, and No. 333-184752) on Form S-3, the registration statement (No. 333-164928) on Form S-8 and the registration statement (No. 164926) on Form S-1/A of Kennedy-Wilson Holdings, Inc. (a) of our report dated February 14, 2013, with respect to the Statements of Revenues and Certain expenses of 950 Harrington Avenue for the year ended December 31, 2011 and (b) of our report dated February 14, 2013, with respect to the Statements of Revenues and Certain expenses of 1492 East Spring Lane for the year ended December 31, 2011 which reports appear in this Form 8-K of Kennedy-Wilson Holdings, Inc. dated February 14, 2013.

/s/ KPMG LLP

Los Angeles, California
February 14, 2013